Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Jeffrey P. Oldenkamp
August 1, 2018		Chief Financial Officer
Hawkins, Inc.		612/331-6910
2381 Rosegate		Jeff.Oldenkamp@HawkinsInc.com
Roseville, MN 55113

HAWKINS, INC. REPORTS
FIRST QUARTER FISCAL 2019 RESULTS

Minneapolis, MN, August 1, 2018 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three months July 1, 2018, its first quarter of fiscal 2019.

•
Achieved record operating income of $13.5 million, an increase of 32% over the first quarter of the prior year, a 56% increase in net income, and record EBITDA of $19.5 million, an 18% increase over the first quarter of the prior year.

•	Recorded diluted earnings per share (EPS) of $0.85 for the current quarter, as compared to $0.55 for the same period of the prior year.

•
Produced record sales of $149.8 million, an increase of 12% from $133.7 million from a year ago, with year-over-year growth of 16% in Industrial, 11% in Health and Nutrition, and 7% in Water Treatment.

•	Generated $6.8 million in operating cash flow in the first quarter of fiscal 2019, an $18.7 million year-over-year improvement.

“We are pleased that the momentum in our businesses that we saw building in the fourth quarter of fiscal 2018 continued into the first quarter of fiscal 2019. As a result of top-line revenue growth of 12%, expense management, and lower tax rates, our net income grew by 56% compared to the first quarter of the prior year,” said Patrick Hawkins, Chief Executive Officer and President. “Our Industrial and Health and Nutrition segments had double-digit revenue and gross profit growth. In spite of a very late start to spring in the Upper Midwest, our Water Treatment segment experienced 7% year-over-year revenue growth. We continue to closely manage our operating expenses, and reported a 5% year-over-year reduction in selling, general and administrative expenses.”

Mr. Hawkins continued, “We see positive signs in each of our segments, with new business opportunities, price increases due to rising material costs taking hold, and previously-made investments paying off. As stated at the end of fiscal 2018, we believe we are well-positioned for fiscal 2019 earnings improvements."

For the first quarter of fiscal 2019, sales increased 12% to $149.8 million from the prior year. Industrial segment sales were $74.0 million, an increase of $10.0 million, or 16%, from the same period of the prior year. While sales volumes in the Industrial segment were relatively flat compared to a year ago, sales dollars increased due to a product mix shift to more sales of certain specialty products that carry higher per-unit selling prices, as well as increased selling prices on certain products as a result of increased raw material costs. Water Treatment segment sales were $40.9 million for the most recent quarter, an increase of $2.6 million, or 7%, from the same period of the prior year, as a result of increased sales volumes across many product lines. Health and Nutrition segment sales were $34.9 million, an increase of $3.4 million, or 11%, from the same period of the prior year, as increased sales of our distributed products were offset slightly by a decline in sales of our manufactured products.

Company-wide gross profit for the first quarter of fiscal 2019 was $28.5 million, or 19% of sales, an increase of $2.5 million from $26.0 million, or 19% of sales, for the same period of the prior year. Industrial segment gross profit was $10.4 million, or 14% of sales, for the quarter, an increase of $1.5 million from $9.0 million, or 14% of sales, for the same period of the prior year. As a result of projected raw material cost increases, the LIFO reserve in the Industrial segment increased and gross profits decreased by $0.3 million in the current year. In the prior year, as a result of projected raw material cost and on-hand quantity increases, the LIFO reserve increased and gross profits decreased by $0.4 million. The overall increase in gross profit in the Industrial segment was due to improved pricing on certain products and a favorable product mix shift. Water Treatment segment gross profit was $11.4 million, or 28% of sales, for the three months ended July 1, 2018, an increase of $0.2 million compared to $11.2 million, or 29% of sales, for the same period of the prior year. Gross profit in the Water Treatment segment increased as a result of higher sales compared to a year ago. Health and Nutrition segment gross profit increased $0.8 million to $6.6 million, or 19% of sales, for the first quarter of fiscal 2019 compared to $5.8 million, or 18% of sales, for the same period of the prior year. Gross profit in the Health and Nutrition segment increased as a result of lower operating costs and higher sales compared to the same period a year ago.

Company-wide SG&A expenses decreased $0.8 million to $15.0 million, or 10% of sales, for the first quarter of fiscal 2019, compared to $15.8 million, or 12% of sales, for the same period of the prior year. SG&A costs decreased as a result of management efforts to control costs.

Our effective income tax rate was 27.3% for the three months ended July 1, 2018 compared to 38.5% for the three months ended July 2, 2017. The decrease in our effective tax rate was due to the lower federal rate as a result of the Tax Cuts and Jobs Act of 2017. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of EBITDA is presented below. EBITDA for the three months ended July 1, 2018 was $19.5 million, an increase of $3.0 million, or 18%, from EBITDA of $16.5 million for the same period in the prior year. The increase was due to the combined impact of improved gross profit in all of our operating segments.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measure
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Because EBITDA is an important performance indicator and a key compliance measure under our credit agreement, we are providing this financial measure which is not computed according to GAAP. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and acquisition costs, if applicable.

EBITDA	Three Months Ended
(In thousands)	July 1, 2018	July 2, 2017
Net Income (GAAP)	$9,123	$5,831
Interest expense	936	750
Income tax expense	3,419	3,652
Amortization of intangibles	1,405	1,429
Depreciation expense	4,102	4,402
Non-cash compensation expense	470	409
EBITDA	$19,455	$16,473

Forward-Looking Statements

Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to the impact of the acquisition and other investments on our business operations and financial condition. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to maintain and integrate the acquired business, changes in competition and price pressure as a result of the pending acquisition or changes to our business resulting from the completed acquisition, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, our pretax income in future periods, changes in federal and state tax laws and interpretations, and our ability to consummate and successfully integrate other future acquisitions. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 1, 2018, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

HAWKINS, INC. REPORTS
FIRST QUARTER, FISCAL 2019 RESULTS

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended
	July 1, 2018	July 2, 2017
Sales	$149,800	$133,731
Cost of sales	(121,343)	(107,732)
Gross profit	28,457	25,999
Selling, general and administrative expenses	(14,979)	(15,766)
Operating income	13,478	10,233
Interest expense, net	(936)	(750)
Income before income taxes	12,542	9,483
Income tax expense	(3,419)	(3,652)
Net income	$9,123	$5,831

Weighted average number of shares outstanding - basic	10,648,226	10,582,989
Weighted average number of shares outstanding - diluted	10,682,060	10,615,692

Basic earnings per share	$0.86	$0.55
Diluted earnings per share	$0.85	$0.55

Cash dividends declared per common share	$—	$—